EXHIBIT 10.66

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (“Agreement”) effective as of September 8, 2008 (“Grant Date”), by and between AboveNet, Inc. (the “Company”) and Stu Subotnick (the “Optionee”).

WHEREAS, the Optionee is a member of the Board of Directors of the Company; and

WHEREAS, the Company considers it desirable and in its best interest that the Optionee be provided an inducement to acquire an ownership interest in the Company and an additional incentive to advance the interest of the Company through the grant of an option to purchase shares of the common stock of the Company pursuant to the provisions of the Abovenet, Inc. 2008 Equity Incentive Plan (the “Plan”).

NOW, THEREFORE, the parties agree as follows:

1. Grant of Option.

Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of 1,000 shares (the “Option Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”). Capitalized terms that are not defined herein shall have the meaning set forth in the Plan.

2. Exercise Price.

The purchase price (the “Exercise Price”) of the Option Shares shall be $60 per share.

3. Time of Exercise.

(a) Subject to acceleration as expressly provided in Paragraph 5 hereof, the Option shall vest and become exercisable on September 8, 2009 provided that the Optionee remains in Continuous Service at all times through such date.

(b) Subject to earlier expiration as expressly provided in Paragraph 5 hereof, the Option shall expire and cease to have any force or effect on the end of the day immediately preceding the tenth anniversary of the Grant Date (the “Scheduled Expiration Date”).

4. Method of Exercising Option and Withholding.

(a) The Option shall be exercised, in whole, or from time to time in part, by the delivery of a written notice of exercise by the Optionee to the Company at its principal office (or at such other address as may be established by the Board or the Committee) stating the number of Option Shares as to which the Option is being exercised, accompanied by payment in full of the aggregate Exercise Price for such Option Shares. Payment for such Option Shares shall be made (i) in U.S. dollars by cash, personal check, bank draft or money order payable to the order of the Company, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of Mature Shares (as defined in the Plan) with a Fair Market Value (as defined in the Plan) at least equal to the total payment due; (iii) pursuant to a broker-assisted “cashless exercise” program if established by the Company; or (iv) by a combination of the methods described in clauses (i) through (iii) above.

(b) The Company’s obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the payment by the Optionee of any applicable federal, state and local withholding tax. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes required to be withheld with respect to the exercise of the Option. Subject to the right of the Board or the Committee to disapprove any such election and require the withholding tax in cash, the Optionee shall have the right to elect to pay the withholding tax with shares of Common Stock to be received upon exercise of the Option or which are otherwise owned by the Optionee. Any election to pay withholding taxes with stock shall be irrevocable once made.

5. Termination of Continuous Service; Change of Control.

(a) In the event of the Optionee’s death prior to the termination of his Continuous Service, 100% of the outstanding unvested portion of the Option shall immediately vest and become exercisable. The Option shall remain exercisable until the earlier of: (i) end of the day on the second anniversary of the Optionee’s death or (ii) the Scheduled Expiration Date.

(b) In the event of the termination of the Optionee’s Continuous Service for any reason other than the Optionee’s death or in connection with a Change of Control, the unvested portion of the Option shall immediately be forfeited. The vested portion of the Option shall remain exercisable until the earlier of: (i) the end of the day on the second anniversary of the termination of the Optionee's Continuous Service or (ii) the Scheduled Expiration Date.

(c) In the event of a Change of Control, the outstanding unvested portion of the Option shall immediately vest and become exercisable.

(d) If at the time the Optionee’s Continuous Service is terminated, the underlying shares with respect to the vested and exercisable portion of the Option are not covered by an effective registration statement under the 1933 Act, such portion of the Option shall remain exercisable until the later of (i) the end of the day on the second anniversary of the termination of the Optionee’s Continuous Service, or (ii) the 90th day after the effective date of a registration covering such shares.

(e) Notwithstanding anything to the foregoing, the Option may not be exercised on or after the Scheduled Expiration Date.

6. Transfer of Option and Limitations on Issuance of Option Shares.

(a) The Option is not transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the Optionee’s lifetime only by the Optionee. Any attempt to transfer the Option in contravention of this subparagraph (a) is void ab initio. The Option shall not be subject to execution, attachment or other process.

(b) Notwithstanding anything herein to the contrary, the Option may not be exercised and the Company shall not be required to issue or sell any Option Shares unless, at the time of exercise, (i) a registration statement under the 1933 Act relating to the Option Shares has been filed with, and declared effective by, the Securities and Exchange Commission, and no stop order suspending the effectiveness of such registration statement has been issued by the Securities and Exchange Commission or (ii) the issuance of the Options Shares is, in the opinion of counsel to the Company, permitted pursuant to an exemption from the registration requirements of the 1933 Act.

7. No Rights in Option Shares.

The Optionee shall have none of the rights of a shareholder with respect to the Option Shares unless and until issued to him upon exercise of the Option.

8. Governing Law/Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

9. Miscellaneous.

This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The paragraph headings herein are intended for reference only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Stu Subotnick
Stu Subotnick
Optionee

ABOVENET, INC.

By:	/s/ Robert Sokota
Name: Robert Sokota
Title: SVP and General Counsel